Exhibit 99.1

NEWS RELEASE

DRESS BARN, INC. COMPLETES $75 MILLION SHARE REPURCHASE PROGRAM

SUFFERN, NY - AUGUST 14, 2007 - Dress Barn, Inc. (NASDAQ - DBRN), today announced its successful completion of its $75 million share repurchase program.

David R. Jaffe, President and Chief Executive Officer of Dress Barn, Inc. commented, “We are pleased to have completed the Company’s $75 million share repurchase program. Dress Barn repurchased approximately 5.1 million of its total outstanding shares at an average price per share of $14.74 under this program, which was announced in April 2001. During the past several weeks, we repurchased in the open market on an opportunistic basis approximately 2.6 million shares at a cost of $48.3 million. We believe the completion of this repurchase program is a clear testament to our Company’s confidence in our ability to grow our dressbarn and maurices brands while building long-term value for our shareholders. As a result of our ability to deliver strong cash flow, we plan to seek Board approval of a new share repurchase program at our upcoming September meeting. Furthermore, we believe the strength of our balance sheet will allow Dress Barn to also continue to explore other business opportunities.”

ABOUT DRESS BARN, INC.
Dress Barn, Inc. (NASDAQ - DBRN), is leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of July 28, 2007, the Company operated 821 dressbarn stores in 46 states and 607 maurices stores in 42 states. For more information, please visit www.dressbarn.com and www.maurices.com.

FORWARD-LOOKING STATEMENTS
Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on our most recent report on Form 10-K for the year ended July 29, 2006 and Form 10-Q for the quarter ended April 28, 2007.

CONTACT:	Dress Barn, Inc.
Investor Relations (845) 369-4600